Exhibit 10.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

WMG MANAGEMENT HOLDINGS, LLC

Dated as of March 10, 2017

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		Page

ARTICLE I
FORMATION OF THE COMPANY

Section 1.1	Name; Authorized Persons.	1
Section 1.2	Term of Company.	1
Section 1.3	Registered Agent and Office.	2
Section 1.4	Qualification in Other Jurisdictions.	2
Section 1.5	Taxable Year.	2

ARTICLE II
PURPOSE AND POWERS OF THE COMPANY

Section 2.1	Purpose.	2
Section 2.2	Powers of the Company.	2
Section 2.3	Qualification in Other Jurisdictions.	2

ARTICLE III
MEMBERS AND UNITS

Section 3.1	Powers of Members.	2
Section 3.2	Units.	3
Section 3.3	No Cessation of Membership upon Bankruptcy.	4
Section 3.4	Additional Members and Increased Capital Contributions.	4
Section 3.5	No Continued Right to Employment.	5
Section 3.6	Restrictive Covenants.	5

ARTICLE IV
MANAGEMENT

Section 4.1	Management.	8
Section 4.2	Designation of Officers.	9

ARTICLE V
CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

Section 5.1	Capital Accounts.	9
Section 5.2	Adjustments.	9
Section 5.3	Additional Capital Contributions.	9
Section 5.4	Negative Capital Accounts.	10

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ARTICLE VI
DISTRIBUTIONS

Section 6.1	Distributions.	10
Section 6.2	Distributions In Kind.	10
Section 6.3	No Withdrawal of Capital.	10
Section 6.4	Withholding.	11
Section 6.5	Restricted Distributions.	11

ARTICLE VII
ALLOCATIONS

Section 7.1	Allocations to Capital Accounts.	11
Section 7.2	Tax Allocations and Other Tax Matters.	12

ARTICLE VIII
BOOKS AND RECORDS

Section 8.1	Books, Records and Financial Statements.	13
Section 8.2	Filings of Returns and Other Writings; Tax Matters Partner.	13

ARTICLE IX
LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 9.1	Liability.	14
Section 9.2	Exculpation.	14
Section 9.3	Fiduciary Duty.	14
Section 9.4	Indemnification.	14
Section 9.5	Expenses.	14
Section 9.6	Severability.	15

ARTICLE X
TRANSFERS OF INTERESTS

Section 10.1	Transfers of Interests by Members.	15
Section 10.2	Effect of Assignment.	16
Section 10.3	Overriding Provisions.	16
Section 10.4	Involuntary Transfers.	16
Section 10.5	Substitute Members.	17
Section 10.6	Release of Liability.	17
Section 10.7	Tag-Along and Drag-Along Rights.	17

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
WMG MANAGEMENT HOLDINGS, LLC

This Second Amended and Restated Limited Liability Company Agreement of WMG Management Holdings, LLC, dated as of March 10, 2017, is entered into by the Company, AI Entertainment Management, LLC (the “Managing Member”) and the Persons listed on Schedule A attached hereto, as the same may be amended from time to time (the “Members”).

W I T N E S S E T H:

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed for recordation in the office of the Secretary of State of the State of Delaware on December 12, 2012; and

WHEREAS, the Managing Member desires to amend and restate the Amended and Restated Limited Liability Company Agreement, dated as of December 4, 2013, between the Managing Member and the Members to make certain provisions for the affairs of the Company and the conduct of its business and the rights and obligations of the parties on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
FORMATION OF THE COMPANY

Section 1.1Name; Authorized Persons.

(a)Name of the Company.  The name of the Company is “WMG Management Holdings, LLC.”  The business of the Company may be conducted under such other names as the Managing Member may from time to time designate.

(b)Authorized Persons.  A person designated as an authorized person within the meaning of the Act, has executed, delivered and filed the Certificate.  On January 7, 2013, his or her powers as an authorized person ceased and each Officer of the Company became designated as an authorized person within the meaning of the Delaware Act and may execute, deliver and file any and all amendments to and restatements of the Certificate.

Section 1.2Term of Company.  The term of the Company commenced on the date of the initial filing of the Certificate with the Secretary of State of the State of Delaware.  The Company may be terminated in accordance with the terms and provisions hereof, and shall continue unless and until dissolved as provided in Article XII.  The existence of the Company as

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a separate legal entity shall continue until the cancellation of the Certificate as provided in the Delaware Act.

Section 1.3Registered Agent and Office.  The Company’s registered agent and office in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808.  The Managing Member may designate another registered agent and/or registered office from time to time in accordance with the then applicable provisions of the Delaware Act and any other applicable laws.

Section 1.4Qualification in Other Jurisdictions.  Any authorized person of the Company shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 1.5Taxable Year.  The taxable year of the Company for federal, state and local income tax purposes shall end on December 31.

ARTICLE II
PURPOSE AND POWERS OF THE COMPANY

Section 2.1Purpose.  The purposes of the Company are, and the nature of the business to be conducted and promoted by the Company is, holding shares of WMG Common Stock, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in all acts or activities as the Company deems necessary, advisable or incidental to the furtherance of the foregoing.

Section 2.2Powers of the Company.  The Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.1.

Section 2.3Qualification in Other Jurisdictions.  The Company shall cause itself to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification or registration is required by law or deemed advisable by the Company.  Any Company officer as an authorized person within the meaning of the Act may execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE III
MEMBERS AND UNITS

Section 3.1Powers of Members.  The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement.  The approval or consent of the Members shall not be required in order to authorize the taking of

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any action by the Company, unless and then only to the extent that (i) this Agreement shall expressly provide therefor, (ii) such approval or consent shall be required by any provision of the Delaware Act that by its terms may not be waived or (iii) the Managing Member shall determine that obtaining such approval or consent would be appropriate or desirable.  The Service Members, as such, shall have no power to bind the Company.

Section 3.2Units.

(a)Units Generally.  The Company will have the following authorized classes of Units:  Class A Units, Class B Units and Class C Units.

(b)No Voting Rights.  All Class A Units and Class B Units shall be non-voting.

(c)Class A Units.  The Company shall issue Class A Units to Service Members in exchange for shares (or fractional shares) of WMG Common Stock received upon settlement of Deferred Equity Units pursuant to the Plan.  In addition, the Company may issue Class A Units to the Managing Member in exchange for shares (or fractional shares) of WMG Common Stock.

(d)Class B Units.

(i)Initial Issuance.  In connection with the performance of services to or for the benefit of the Company, the Company shall (within 90 days of the date a Service Member begins to participate in the Plan) issue to the Service Member a number of Class B Units equal to the Service Member’s Initial Unit Allocation and (within 90 days of the date a Service Member receives an Additional Unit Allocation under the Plan) issue to the Service Member a number of additional Class B Units equal to the Service Member’s Additional Unit Allocation.

(ii)Vesting.  Class B Units held by a Service Member shall vest at the times and to the extent that Deferred Equity Units are credited to the Service Member’s Deferral Account under the Plan and shall be subject to forfeiture as provided in Section 11.2; provided that if a Change in Control occurs prior to the date on which unvested Class B Units were scheduled to vest pursuant to this Section 3.2(d)(ii), then, immediately prior to such Change in Control, a number of Class B Units shall vest equal to the number of Deferred Equity Units that are then credited to such Service Member’s Deferral Account pursuant to Section 8.1(a) of the Plan.

(iii)Benchmark Amount.  The Benchmark Amount of each Class B Unit shall be determined at the time such Class B Unit is issued to a Service Member and shall equal the then current Fair Market Value of one WMG Fractional Share, which shall be reflected on Schedule A.  For the avoidance of doubt, the Benchmark Amount of each Class B Unit granted on the Effective Date shall be the Initial Base Investment Price.

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(iv)Reallocation of Class B Units.  If at any time the Managing Member owns Class B Units, the Managing Member may, in its sole discretion, cause the Company to cancel all or any portion of such Class B Units, without payment by the Company, for the purpose of granting up to an equal number of Class B Units (with Benchmark Amounts determined at the date of such grant) to Service Members (whether existing Members or Additional Members).  Upon any such cancellation and grant, the Managing Member shall reallocate the WMG Fractional Shares that were allocated to such cancelled Class B Units of the Managing Member to the newly-granted Class B Units of such Service Members, in which case the Benchmark Amounts applicable to such newly-granted Class B Units shall be allocated to the Managing Member.

(e)Class C Units.  As of any date, a number of the Class A Units held by the Managing Member shall be reclassified as Class C Units.  The number of such Class A Units reclassified as Class C Units as of any date shall equal the number of Class B Units outstanding (whether vested or unvested) as of such date.  Class C Units shall not have any rights to distributions under this Agreement.

(f)Redemption and Forfeiture.  Units owned by Service Members are subject to redemption and/or forfeiture as provided in Article XI.

(g)Adjustment Events.  The number and kind of shares or other equity interests to which Class A Units, Class B Units, Class C Units and WMG Fractional Shares may relate, the number and kinds of securities deliverable and the Benchmark Amounts shall be proportionally adjusted to reflect, as deemed equitable and appropriate by the Managing Member, any stock dividend, stock split, share combination, recapitalization, merger, consolidation, reorganization, exchange of shares or any other similar event affecting WMG Common Stock.

(h)Unit Certificates.  The Company may at any time and at the discretion of the Managing Member issue one or more Unit Certificates in the name of a Member in respect of the issue or reallocation of a Unit to that Member and record the issue or reallocation of such Unit to such Member in the records of the Company.

Section 3.3No Cessation of Membership upon Bankruptcy.  A Person shall not cease to be a Member of the Company upon the happening, with respect to such Person, of any of the events specified in Section 18-304 of the Delaware Act.

Section 3.4Additional Members and Increased Capital Contributions.

(a)Generally.  The Company may admit one or more additional Members (each an “Additional Member”) and may permit previously admitted Members to increase their investment in the Company, in each case, upon the approval of the Managing Member.  The Managing Member shall approve the admission of any Person who is granted Class B Units

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pursuant to the Plan or the increased Capital Contribution from any Person who contributes WMG Fractional Shares to the Company pursuant to the Plan.

(b)Procedures.  Each Person shall be admitted as an Additional Member at the time such Person (i) executes a counterpart to this Agreement, (ii) complies with the applicable Managing Member resolution, if any, with respect to such admission and (iii) is named as a Member in Schedule A hereto.  Upon the admission of an Additional Member, an increase in a Service Member’s Maximum Unit Allocation or an increased investment in the Company, to the extent applicable, the Managing Member:  (A) shall determine the number of Units to be issued to such Additional Member (or existing Member); (B) shall determine the Benchmark Amounts with respect to any Class B Units issued at such time to the Additional Member (or existing Member); and (C) may cause the Company to issue one or more Unit Certificates in the name of such Additional Member (or existing Member) and record the issuance of Units to such Additional Member (or existing Member) in the records of the Company.

Section 3.5No Continued Right to Employment.  Nothing in this Agreement will be construed as providing any Member any right to continued employment by the Company, WMG or any of its Affiliates, nor will it be construed as limiting or otherwise affecting any of such Member’s obligations or duties owed to WMG and its Affiliates in his or her capacity as an employee of WMG or any of its Affiliates.

Section 3.6Restrictive Covenants.  The covenants and restrictions contained in this Section 3.6 shall be in addition to and not in lieu of any covenants or restrictions applying to any Service Member pursuant to any employment, severance or services agreement between such Service Member and WMG or any of its Affiliates and are intended to reflect the special obligations of the Service Members as Members of the Company.

(a)Non-Competition.  Each Service Member hereby covenants and agrees that, during the period the Service Member holds, directly or indirectly, any equity interest in the Company or, if earlier, until the date of the applicable Service Member’s termination of employment for any reason (the “Restricted Period”), such Service Member shall not become associated with any entity, whether as a principal, partner, employee, member, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in which WMG or any of its Affiliates does business in any business which is either (i) in competition with the businesses of WMG and its Affiliates or (ii) proposed to be conducted by WMG or any of its Affiliates in any business plan of WMG or any of its Affiliates; provided, however, this Section 3.6(a) shall not apply with respect to any activities which are (A) expressly permitted pursuant to the terms of any employment, severance or services agreement or letter between the applicable Service Member and WMG or any of its Affiliates or (B) previously approved by WMG, its Board of Directors or a committee thereof pursuant to WMG’s conflict of interest resolution procedures.

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(b)Non-Solicitation of Employees, Artists and Labels.  Each Service Member (other than a Service Member located in the State of California) hereby covenants and agrees that, during the Restricted Period and for the one-year period thereafter, such Service Member shall not, directly or indirectly, as an employee, agent, consultant, partner, joint venture, owner, officer, director, member of any other firm, partnership, corporation or other Person or in any other capacity:

(i)hire or make an offer of employment to any then-current employees of WMG or any of its Affiliates in the United States or to any individuals who were employees of WMG or any of its Affiliates in the United States in the prior six-month period (collectively, the “Restricted Employees”);

(ii)solicit, negotiate with, induce, persuade encourage or otherwise attempt to solicit, negotiate with, induce, persuade or encourage any Restricted Employees to (A) terminate his or her employment with WMG or any of its Affiliates, (B) refrain from extending his or her employment with WMG or any of its Affiliates, (C) refrain from entering into a new employment arrangement with WMG or any of its Affiliates, (D) enter into any employment arrangement with any competitor of WMG or any of its Affiliates or (E) violate any provision of a Restricted Employee’s Contract with WMG or any of its Affiliates;

(iii)enter into any Contract with any Restricted Artist or Restricted Label; or

(iv)solicit, negotiate with, induce, persuade, encourage or otherwise attempt to solicit, negotiate with, induce, persuade or encourage any Restricted Artist or Restricted Label to (A) terminate his, her or its relationship or Contract with WMG or any of its Affiliates, (B) refrain from extending his, her or its relationship or Contract with WMG or any of its Affiliates, (C) refrain from entering into a new Contract with WMG or any of its Affiliates, (D) enter into any relationship or Contract with any competitor of WMG or any of its Affiliates or (E) violate any provision of the Restricted Artist’s or Restricted Label’s Contract with WMG or any of its Affiliates.

In lieu of the preceding covenants and agreements in clauses (i) through (iv) of this Section 3.6(b), each Service Member located in the State of California hereby covenants and agrees that, during the Restricted Period and for the one-year period thereafter, such Service Member shall not, directly or indirectly, as an employee, agent, consultant, partner, joint venture, owner, officer, director, member of any other firm, partnership, corporation or other Person or in any other capacity:

(v)solicit, induce or encourage any Restricted Employee in the United States to leave their employment with WMG or any of its Affiliates; or

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(vi)(1) induce (or attempt to induce) a breach or disruption of the contractual relationship between WMG or any of its Affiliates and any Restricted Artist or Restricted Label or (2) use the trade secrets or confidential information of WMG or any of its Affiliates to solicit, induce or encourage any Restricted Artist or Restricted Label to end its relationship with WMG or any of its Affiliates, as applicable.

(c)Non-Disparagement.  Each Service Member hereby covenants and agrees that such Service Member shall not at any time make any statements, directly or indirectly, to any Person that are intended to, or could reasonably be expected to, damage the business or reputation of WMG or any of its Affiliates, including Access.

(d)Confidentiality.  Each Service Member hereby covenants and agrees that such Service Member shall not at any time, either during or following his or her employment with WMG or any of its Affiliates, disclose or reveal to any Person or make use of (otherwise than for the benefit of WMG or any of its Affiliates) any trade secrets or information of a secret or confidential nature, including without limitation, matters of a business nature, such as information about costs, profits, markets, leases, details of recording or music publishing agreements, distribution agreements, customer Contracts, manufacturing processes, financial information, technical and production know-how, developments, inventions, processes or administrative procedures, concerning the business or affairs of WMG or any of its Affiliates, which the Service Member may have acquired in the course of or incident to the Service Member’s employment with WMG or any of its Affiliates, and the Service Member confirms that all such information (“Confidential Information”) is the exclusive property of WMG and its Affiliates.  This Section 3.6(d) shall not apply to disclosures by the Service Member (i) with the Company’s consent, (ii) to the Service Member’s legal counsel in connection with seeking legal advice related hereto, (iii) to the Service Member’s accountants in connection with seeking financial or tax advice related hereto or (iv) as required by law, a court of competent jurisdiction or regulatory agency or other governmental authority.  Nothing herein shall prevent the Service Member, subsequent to the termination or expiration of his or her employment with WMG or any of its Affiliates, from using or availing himself or herself of general technical skills, knowledge and experience, including that pertaining to or derived from the non-confidential aspects of the businesses of WMG or any of its Affiliates.  The term “Confidential Information” shall not include information generally available and known to the public other than as a result of a breach of this Section 3.6(d) by the Service Member.  The Service Member agrees to hold as WMG property all Confidential Information and all books, papers and other data and all copies thereof and therefrom, in any way relating to the businesses of WMG or any of its Affiliates, whether made or received by the Service Member, and, on termination of employment or upon demand by WMG, to deliver the same to WMG.

(e)Results and Proceeds of Employment.  Each Service Member acknowledges and agrees that WMG or any of its Affiliates, as the case may be, shall own all rights of every kind and character throughout the world in perpetuity in and to any material and/or ideas written, suggested or in any way created by him or her during his or her employment with WMG or any of

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its Affiliates and all other results and proceeds of his or her employment with WMG or any of its Affiliates, including, but not limited to, all copyrightable material created by him or her within the scope of his or her employment.  Each Service Member agrees to execute and deliver to WMG or any of its Affiliates, as the case may be, such assignments or other instruments as the Company may require from time to time to evidence WMG’s or any of its Affiliates’, as the case may be, ownership of the results and proceeds of his or her services rendered to WMG or any of its Affiliates.

(f)Remedies for Breach.  Each Service Member acknowledges and agrees that the covenants and obligations of such Service Member with respect to non-competition, non-solicitation, non-disparagement, confidentiality and results and proceeds of employment in this Agreement relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause WMG and its Affiliates (including the Company) irreparable injury for which adequate remedies are not available at law.  Therefore, each Service Member agrees, to the fullest extent permitted by law, that WMG or any of its Affiliates (including the Company) shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining such Service Member from committing any violation of the covenants or obligations contained in this Section 3.6.  These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company, WMG or any of their Affiliates may have at law or in equity.  In connection with the foregoing provisions of this Section 3.6, each Service Member represents that his or her economic means and circumstances are such that such provisions will not prevent him or her from providing for the Service Member and his or her family on a basis satisfactory to him or her.

(g)Unenforceable Restriction.  It is expressly understood and agreed that although each Service Member and the Company consider the restrictions contained in this Section 3.6 to be reasonable, if a final determination is made by an arbitrator to whom the parties have assigned the matter or a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against any Service Member, the provisions of this Agreement shall not be rendered void but shall be reformed to apply as to such maximum time and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable.  Alternatively, if such arbitrator or court finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

ARTICLE IV
MANAGEMENT

Section 4.1Management.  The business and affairs of the Company shall be managed by and under the direction of the Managing Member.  The Managing Member shall be the “manager” of the Company for purposes of the Act.  The Managing Member shall have complete and exclusive good faith discretion in the management and control of the affairs and business of

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the Company and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company and to performing all acts and entering into and performing all Contracts and other undertakings that it may deem necessary or advisable or incidental thereto, including doing all things and taking all actions necessary to carry out the terms and provisions of this Agreement.

Section 4.2Designation of Officers.  The Managing Member may designate one or more officers and agents of the Company.  Such officers and agents shall serve for such terms, hold such offices, exercise such powers and perform such duties as the Managing Member from time to time may determine to be necessary, useful, appropriate, advisable, desirable or convenient.  In addition, all officers and agents, as between themselves and the Company, shall have such authority and perform such duties in the management of the Company as generally pertain or are necessarily incidental to their particular office or agency.

ARTICLE V
CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS

Section 5.1Capital Accounts.  A separate capital account (a “Capital Account”) shall be established and maintained for each Member.  Each Member’s Capital Accounts shall be credited with the amount of cash and Fair Market Value of property contributed by such Member to the Company, as set forth on Schedule A.

Section 5.2Adjustments.  As of the end of each Accounting Period, the balance in each Member’s Capital Account shall be adjusted by (i) increasing such balance by such Member’s (A) allocable share of each item of the Company’s income and gain for such Accounting Period (allocated in accordance with Section 7.1) and (B) the amount of cash and the Fair Market Value of any property (as of the date of the contribution thereof and net of any liabilities encumbering such property) contributed to the Company by such Member during such Accounting Period, if any, and (ii) decreasing such balance by (A) the amount of cash and the Fair Market Value of any property (as of the date of the distribution thereof and net of any liabilities encumbering such property) distributed to such Member during such Accounting Period and (B) such Member’s allocable share of each item of the Company’s loss and deduction for such Accounting Period (allocated in accordance with Section 7.1).

Section 5.3Additional Capital Contributions.  No Member shall be required to make any additional Capital Contribution to the Company in respect of the Interests owned by such Member.  The provisions of this Section 5.3 are intended solely to benefit the Members and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional Capital Contributions or to cause the Managing Member to consent to the making of additional Capital Contributions.

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Section 5.4Negative Capital Accounts.  Except as required by law, no Member shall be required to make up a negative balance in its Capital Account.

ARTICLE VI
DISTRIBUTIONS

Section 6.1Distributions.

(a)Source.  The Managing Member will determine in good faith the extent to which any distribution is made from Dividend Proceeds or Exit Proceeds.  The determination of the Managing Member will be final and binding on all Members.

(b)Dividend Proceeds.  Subject to Articles X and XI and Section 6.1(d), Dividend Proceeds will be apportioned among the Class A Units and Class B Units (including unvested Class B Units) held by the Members.  The amounts so apportioned to the Class A Units and vested Class B Units of a Member will be distributed to such Member.  The amounts so apportioned to the unvested Class B Units held by a Member will be distributed to the Managing Member.

(c)Exit Proceeds.  Subject to Articles X and XI and Section 6.1(d), Exit Proceeds will be apportioned among the Class A Units and Class B Units (including unvested Class B Units) held by the Members.  The amounts so apportioned to the Class A Units will be distributed to such Member.  The amounts so apportioned to the unvested Class B Units held by a Member will be distributed to the Managing Member.  The amounts so apportioned to the vested Class B Units held by a Member will be distributed (i) first, to the Managing Member up to the aggregate Benchmark Amount of such vested Class B Units and (ii) thereafter, to such Member.

(d)Offset to Certain Distributions.  The Managing Member may, in its discretion, reduce the amount of any distributions to a Service Member under this Section 6.1 by all or any portion of the outstanding Unrecovered Investment Credit, if any, of the Service Member, which offset amounts shall instead be distributed to the Managing Member.

Section 6.2Distributions In Kind.  In the event of a distribution of Company property pursuant to Section 6.1, such property shall for all purposes of this Agreement be deemed to have been sold at its Fair Market Value and the proceeds of such sale shall be deemed to have been distributed to the Members.

Section 6.3No Withdrawal of Capital.  Except as otherwise expressly provided in Article XII, no Member shall have the right to withdraw capital from the Company or to receive any distribution or return of such Member’s Capital Contributions.

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Section 6.4Withholding.

(a)Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person’s fraud, willful misfeasance, bad faith or gross negligence) relating to such Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or as a result of such Member’s participation in the Company.

(b)Notwithstanding any other provision of this Article VI, (i) each Member hereby authorizes the Company to withhold from payments to or Units of such Member and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or any of its Affiliates with respect to such Member or as a result of such Member’s participation in the Company and (ii) if and to the extent that the Company or any of its Affiliates shall be required to withhold or pay any such taxes (including any amounts withheld from amounts payable to the Company to the extent attributable, in the judgment of the Members, to the interest of such Member in the Company), such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member’s interest in the Company to the extent that the Member (or any successor to such Member’s interest in the Company) is then entitled to receive a distribution.  To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, such Member shall make a prompt payment to the Company of such amount.

(c)If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount of such withholding or other taxes by wire transfer.

Section 6.5Restricted Distributions.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Delaware Act or other applicable law.

ARTICLE VII
ALLOCATIONS

Section 7.1Allocations to Capital Accounts.  Except as provided in Section 7.2, each item of income, gain, loss or deduction (determined in accordance with U.S. tax principles as applied to the maintenance of capital accounts), with respect to any Accounting Period, including each item of income, gain, loss and deduction of the Company, shall be allocated among the

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Capital Accounts as of the end of such Accounting Period in a manner that as closely as possible gives effect to the provisions of Article VI and the other relevant provisions of this Agreement.

Section 7.2Tax Allocations and Other Tax Matters.

(a)Tax Allocations.  Each item of income, gain, loss or deduction recognized by the Company shall be allocated among the Members for U.S. federal, state and local income tax purposes in the same manner that each such item is allocated to the Members’ Capital Accounts or as otherwise provided herein, provided that the Managing Member may adjust such allocations as long as such adjusted allocations have substantial economic effect or are in accordance with the interests of the Members in the Company, in each case within the meaning of the Code and the Treasury Regulations.  Tax credits and tax credit recapture shall be allocated in accordance with the Members’ interests in the Company as provided in Treasury Regulations § 1.704-1(b)(4)(ii).  All matters concerning allocations for U.S. federal, state and local and non-U.S. income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined by the Managing Member in its sole discretion.

(b)Certain Actions.  Notwithstanding any other provision of this Agreement, (i) each Member shall, and shall cause each of its Affiliates and transferees to, take any action requested by the Managing Member, and the Managing Member may take any action, to ensure that the fair market value of any interest in the Company that is transferred in connection with the performance of services is treated for U.S. federal income tax purposes as being equal to the “liquidation value” (within the meaning of Prop. Treas. Reg. section 1.83-3(l)) of that interest (and that each such interest in the Company is afforded pass-through treatment for all applicable U.S. federal, state or local income tax purposes) and (ii) without limiting the generality of the foregoing, to the extent required in order to attain or ensure such treatment under any applicable law, Treasury Regulation, Revenue Procedure, Revenue Ruling, Notice or other guidance governing partnership interests transferred in connection with the performance of services, such action may include authorizing and directing the Company or the Managing Member to make any election, agreeing to any condition imposed on such Member, its Affiliates or its transferees, executing any amendment to this Agreement or other agreements, executing any new agreement, making any tax election or tax filing and agreeing not to take any contrary position.

(c)Member Notification Requirements.  Each Member shall notify the Managing Member in a timely manner of its intention to (i) file a notice of inconsistent treatment under section 6222(b) of the Code, (ii) file a request for administrative adjustment of Company items, (iii) file a petition with respect to any Company item or other tax matters involving the Company or (iv) enter into a settlement agreement with the Secretary of the Treasury with respect to any Company items.  Upon receipt of any such notification, the Managing Member, if it agrees with such Member’s position, may in its sole discretion elect to make such filing or enter into such agreement, as applicable and practicable, on behalf of the Company.  The cost of any audits or adjustments of a Member’s tax return shall be borne solely by the affected Member.  Each Member shall promptly upon request furnish to the Managing Member any information that the

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Managing Member may reasonably request in connection with any election or contemplated election or adjustment under section 734, 743 or 754 of the Code or with filing the tax returns of the Company or its Affiliates.

ARTICLE VIII
BOOKS AND RECORDS

Section 8.1Books, Records and Financial Statements.  The Company shall keep or cause to be kept full and accurate accounts of the transactions of the Company in proper books and records of account which shall set forth all information required by the Act.  Such books and records shall be maintained on the basis utilized in preparing the Company’s U.S. income tax returns.  Such books and records shall be available for inspection and copying by the Members or their duly authorized representatives during normal business hours for any purpose reasonably related to such Member’s interest in the Company, provided that the Company may maintain the confidentiality of Schedule A as it relates to other Members.

Section 8.2Filings of Returns and Other Writings; Tax Matters Partner.

(a)The Company shall timely file all Company tax returns and shall timely file all other writings required by any governmental authority having jurisdiction to require such filing.  Within 180 days after the end of each taxable year (or as soon as reasonably practicable thereafter), the Company shall send to each Person that was a Member at any time during such year copies of Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.”, or any successor schedule or form with respect to such Person, together with such additional information as may be necessary for such Person to file his, her or its U.S. federal income tax returns.

(b)The Managing Member shall be the tax matters partner of the Company, within the meaning of section 6231 of the Code (the “Tax Matters Partner”).  Each Member hereby consents to such designation and agrees that upon the request of the Tax Matters Partner, such Member will execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

(c)Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.

(d)The provisions of this Section 8.2 shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue

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Service any and all matters regarding the U.S. federal income taxation of the Company or the Members.

ARTICLE IX
LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 9.1Liability.  Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in Contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

Section 9.2Exculpation.  No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement.

Section 9.3Fiduciary Duty.  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

Section 9.4Indemnification.  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct or willful breach of this Agreement with respect to such acts or omissions; provided, that any indemnity under this Section 9.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

Section 9.5Expenses.  To the fullest extent permitted by applicable law, expenses (including, without limitation, reasonable attorneys’ fees, disbursements, fines and amounts paid in settlement) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to or arising out of their performance of their duties on behalf of the

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Company shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that the Covered Person is not entitled to be indemnified as authorized in Section 9.4.

Section 9.6Severability.  To the fullest extent permitted by applicable law, if any portion of this Article IX shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Covered Person as to costs, charges and expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated.

ARTICLE X
TRANSFERS OF INTERESTS

Section 10.1Transfers of Interests by Members.

(a)Restrictions on Transfers by Service Members.  No Service Member may Transfer any Interests (including, without limitation, to any other Service Member or by gift, by operation of law or otherwise), except as expressly provided in this Agreement.

(b)Estate Planning Transfers; Transfers upon Death of a Service Member.  Subject to the prior written approval of the Managing Member (which approval may be granted or withheld and/or be subject to such terms and conditions as the Managing Member may require, in each case, in its sole discretion), the Class A Units and vested Class B Units held by Service Members may be Transferred (i) for estate-planning purposes to (A) a trust under which the distribution of such Units may be made only to beneficiaries who are such Service Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants, (B) a charitable remainder trust, the income from which will be paid to such Service Member during his or her life, (C) a corporation, the shareholders of which are only such Service Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants or (D) a partnership or limited liability company, the partners or members of which are only such Service Member, his or her spouse, his or her parents, members of his or her immediate family or his or her lineal descendants (each, an “Estate Planning Vehicle”) or (ii) as a result of the laws of descent, provided, in each case, that such Estate Planning Vehicle or heirs, executors or other beneficiaries shall remain subject to the terms of this Agreement as if such Service Member continued to hold such Units directly.

(c)Transfers by the Managing Member.  The Managing Member and its Affiliates may freely Transfer their respective Interests.

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Section 10.2Effect of Assignment.  The Company shall, from the effective date of any permitted assignment of an Interest (or part thereof), thereafter pay all further distributions on account of such Interest (or part thereof) to the assignee of such Interest (or part thereof).

Section 10.3Overriding Provisions.

(a)Any Transfer in violation of this Article X shall be null and void ab initio and the provisions of Section 10.2 shall not apply to any such Transfers.  The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b)All Transfers permitted under this Article X are subject to this Section 10.3, Section 10.4 and Section 10.5.

(c)Any proposed Transfer by a Member pursuant to the terms of this Article X shall, in addition to meeting all of the other requirements of this Agreement, satisfy the following conditions:  (i) the Transfer will not be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof,” as such terms are used in Treasury Regulations § 1.7704-1, and, at the request of the Managing Member, the transferor and the transferee will have each provided the Company a certificate to such effect and (ii) the proposed Transfer will not result in the Company having more than 99 Members, within the meaning of Treasury Regulations § 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations § 1.7704-1(h)(3)).  The Managing Member may in its sole discretion waive the condition set forth in clause (ii) of this Section 10.3(c).

(d)The Company shall promptly amend Schedule A to reflect any permitted Transfers of Interests pursuant to this Article X.

Section 10.4Involuntary Transfers.  Any transfer of title or beneficial ownership of Interests upon default, foreclosure, forfeit, divorce, court order or otherwise than by a voluntary decision on the part of a Service Member (other than the Managing Member) (each, an “Involuntary Transfer”) shall be void unless such Member complies with this Section 10.4 and enables the Company to exercise in full its rights hereunder.  Upon any Involuntary Transfer, the Company shall have the right to purchase such Interests pursuant to this Section 10.4 and the person or entity to whom such Interests have been Transferred (the “Involuntary Transferee”) shall have the obligation to sell such Interests in accordance with this Section 10.4.  Upon the Involuntary Transfer of any Interest, such Service Member shall promptly (but in no event later than two business days after such Involuntary Transfer) furnish written notice to the Company indicating that the Involuntary Transfer has occurred, specifying the name of the Involuntary Transferee, giving a detailed description of the circumstances giving rise, to and stating the legal basis for, the Involuntary Transfer.  Upon the receipt of the notice described in the preceding sentence and for 90 days thereafter, the Company shall have the right to purchase, and the Involuntary Transferee shall have the obligation to sell, all (but not less than all) of the Interests

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acquired by the Involuntary Transferee for a purchase price equal to the lesser of (i) the Fair Market Value of such Interest and (ii) the amount of the indebtedness or other liability that gave rise to the Involuntary Transfer.

Section 10.5Substitute Members.  In the event any Member Transfers its Interest in compliance with the other provisions of this Article X (other than Section 10.4), the transferee thereof shall have the right to become a substitute Member, but only upon satisfaction of the following:

(a)execution of such instruments as the Managing Member deems reasonably necessary or desirable to effect such substitution; and

(b)acceptance and agreement in writing by the transferee of the Member’s Interest to be bound by all of the terms and provisions of this Agreement and assumption of all obligations under this Agreement (including breaches hereof) applicable to the transferor.

Section 10.6Release of Liability.  In the event any Member shall sell such Member’s entire interest in the Company (other than in connection with an Exit Event) in compliance with the provisions of this Agreement, including, without limitation, pursuant to the last sentence of Section 10.4, without retaining any interest therein, directly or indirectly, then the selling Member shall, to the fullest extent permitted by law, be relieved of any further liability arising hereunder for events occurring from and after the date of such Transfer; provided, however, that no such Transfer shall relieve any Service Member of his or her obligations pursuant to Section 3.6 and such obligations shall survive any termination of such Service Member’s membership in the Company as set forth in Section 3.6.

Section 10.7Tag-Along and Drag-Along Rights.

(a)Tag-Along Rights.  In the event that at any time Access proposes to Transfer shares of WMG Common Stock to a Third Party (other than, following an Initial Public Offering, shares sold pursuant to Rule 144 promulgated under the Securities Act or any successor provision) or to WMG, then at least 15 days prior to effecting such Transfer, Access shall give each Service Member written notice of such proposed Transfer.  Each Service Member shall then have the right (the “Tag-Along Right”), exercisable by written notice to the Managing Member prior to the proposed date of Transfer, to participate pro rata in such sale, by causing the Company to sell the Service Member’s pro rata portion of the shares of WMG Common Stock owned by the Company (which for any vested Class B Unit shall be a fraction of the WMG Fractional Share underlying such Class B Unit with the then Fair Market Value equal to the excess of the Fair Market Value of a WMG Fractional Share over such Class B Unit’s Benchmark Amount) on substantially the same terms (including with respect to representations, warranties and indemnification) as Access; provided that the form of consideration to be received by Access in connection with the proposed sale may be different from that received by the Service Members so long as the value of the consideration to be received by Access is the

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same or less than what they would have received had they received the same form of consideration as the Service Members (as reasonably determined by the Managing Member in good faith).  In the event Access sells less than 100% of its shares of WMG Common Stock, and any Service Member exercises his or her Tag-Along Rights, participation “pro rata in such sale” shall be based on the relative number of Class A Units held by such Service Member, unless the Managing Member deems the provisions of Section 10.7(c)(iv) operative.  No Service Member shall have any Tag-Along Rights in respect of unvested Class B Units.

(b)Drag-Along Rights.  In the event that at any time Access desires to effect an Exit Event (including a sale of all or a portion of the Interests), the Managing Member shall have the right (the “Drag-Along Right”), upon written notice to the Service Members, to require that each Service Member join pro rata in such sale, by causing the Company to sell all or a portion of each Service Member’s shares of WMG Common Stock owned by the Company (which for any vested Class B Unit shall be a fraction of the WMG Fractional Share underlying such Class B Unit with the then Fair Market Value equal to the excess of the Fair Market Value of a WMG Fractional Share over such Class B Unit’s Benchmark Amount) or, if applicable, each Service Member’s Interests pursuant to Section 10.7(c)(iv), on substantially the same terms (including with respect to representations, warranties and indemnification) as Access; provided that the form of consideration to be received by Access in connection with the proposed sale may be different from that received by the Service Members so long as the value of the consideration to be received by Access is the same or less than what they would have received had they received the same form of consideration as the Service Members (as reasonably determined by the Managing Member in good faith).  No Service Member shall have a right to sell, or a right to any sale proceeds from, any unvested Class B Units or shares of WMG Common Stock underlying unvested Class B Units in an Exit Event.

(c)General Provisions.

(i)Each Service Member participating in a sale pursuant to this Section 10.7 shall agree to make customary representations and shall agree to customary covenants, indemnities and agreements, so long as they are made severally and not jointly among Access and the other sellers.  To the extent that the Company incurs any liability or loss as a result of the representations, warranties, covenants, indemnities and agreements that the Company or the sellers are required to agree to in connection with a sale pursuant to this Section 10.7, the proceeds to which a participating Service Member is entitled shall be reduced (but not below zero), pro rata with Access and the other sellers, by the amount of such liability or loss in proportion to the number of shares of WMG Common Stock that the Company is selling or has sold on behalf of such Service Member (or the Interests that such Service Member is selling or has sold in such sale).  Each participating Service Member shall also represent to the Company at the time of any sale pursuant to this Section 10.7 that such Service Member has unencumbered title to its Units and the power, authority and legal right to direct the Company to Transfer the WMG Fractional Shares underlying such Units, provided that the aggregate amount of liability for breach

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of any such representation shall not, together with any reduction in proceeds pursuant to the prior sentence, exceed the value of the net proceeds to be paid to such Service Member as a result of such sale.

(ii)In no event shall any Service Member be obligated to agree to any non-competition covenant, employee non-solicit covenant or other similar agreement restricting the Service Member as a condition to participating in a transaction pursuant to this Section 10.7.

(iii)The Company and/or each Service Member participating in a sale of shares of WMG Common Stock pursuant to this Section 10.7 shall, as applicable, bear its, his or her pro rata share of any transaction costs and expenses, including transfer taxes and legal, accounting and investment banking fees incurred by the Company and Access in connection with such sale; provided that neither the Company nor any Service Member shall be obligated to make any out-of-pocket expenditure in respect of such costs, fees or expenses prior to the consummation of a transaction consummated pursuant to this Section 10.7.

(iv)In the event that, in the Managing Member’s sole discretion, a sale pursuant to this Section 10.7 is structured as a sale of Interests by the Members, rather than a distribution of proceeds by the Company, the purchase agreement governing such sale of Interests will have provisions therein which replicate, to the greatest extent possible, the economic result which would have been attained under this Article X had such a sale been structured as a distribution of proceeds.

ARTICLE XI
REDEMPTIONS AND FORFEITURES

Section 11.1Company Option to Redeem Class A Units and Vested Class B Units.

(a)Generally.  Upon the termination of employment of a Service Member (such Service Member, together with a person to whom such Service Member made a Transfer, an “Affected Member”) with WMG and its Affiliates for any reason, the Company will have the option (but not the obligation) to redeem all or a portion of an Affected Member’s Class A Units and vested Class B Units, except as otherwise determined by the Managing Member.  The effective date of any redemption pursuant to this Section 11.1 (a “Termination Redemption Date”) will be on a date, as the Managing Member determines in its sole discretion.  In order to exercise the Company’s option, the Managing Member must deliver Notice to the Affected Member during the 90-day period following the Affected Member’s termination of employment.  Any such redemption will be done in accordance with the provisions of this Section 11.1.  For purposes of this Agreement, any determinations with respect to an Affected Member’s termination of employment (including the date thereof) shall be made by the Managing Member (or the Committee or WMG).

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(b)Class A Redemption Price.  The price for the redemption of a Class A Unit of an Affected Member pursuant to this Section 11.1 shall be:

(i)except in the case of a termination of employment for Cause, equal to the Fair Market Value of one WMG Fractional Share on the applicable Termination Redemption Date; and

(ii)in the case of a termination of employment for Cause, equal to the lesser of (A) the Affected Member’s Capital Contributions in respect of such Class A Unit and (B) the Fair Market Value of one WMG Fractional Share on the applicable Termination Redemption Date.

(c)Class B Redemption Price.  The price for the redemption of a vested Class B Unit of an Affected Member pursuant to this Section 11.1 following an Affected Member’s termination of employment without Cause, for Good Reason or by reason of death or Disability shall be the Class B Redemption Payment, determined as of the applicable Termination Redemption Date.

Section 11.2Forfeiture of Class B Units.

(a)Unvested Class B Units.

(i)Forfeiture upon Any Termination of Employment.  Immediately upon the termination of employment of any Affected Member with WMG and its Affiliates for any reason, all unvested Class B Units of such Affected Member will be forfeited to the Company without any payment by the Company to such Affected Member in respect thereof.

(ii)Forfeiture upon Change in Control.  Except as otherwise determined by the Managing Member or provided in Section 3.2(d)(ii), immediately prior to a Change of Control, each outstanding unvested Class B Unit shall be immediately forfeited, without any payment to the Service Members.

(b)Forfeiture of Vested Class B Units on Certain Terminations of Employment.  Immediately upon the termination of employment of any Affected Member whose employment is terminated by WMG or any of its Affiliates for Cause or by such Affected Member for any reason (other than death, Disability or Good Reason or as otherwise determined by the Managing Member), all vested Class B Units of such Affected Member then outstanding will be forfeited to the Company without any payment by the Company to such Affected Member in respect thereof.

(c)Failure to Make 83(b) Election.  Notwithstanding anything to the contrary herein, unless otherwise determined by the Managing Member, in its sole discretion, a Service Member shall forfeit all of his or her Class B Units (without any payment to the Service Member in respect thereof) if the Service Member shall fail to file a Section 83(b) election form in respect of

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the full amount of the Service Member’s Class B Units, as of the grant date, with the Internal Revenue Service and submit a copy thereof to the Company prior to the 30th day after the grant date of such Class B Units.

(d)Failure to Make 431 Election.  Notwithstanding anything to the contrary herein, unless otherwise determined by the Managing Member, in its sole discretion, a Service Member who is a UK resident for the tax year in which he or she is granted Class B Units shall forfeit all of his or her Class B Units (without any payment to the Service Member in respect thereof) if the Service Member shall fail to enter into an election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of the full amount of the Service Member’s Class B Units prior to the 14th day after the grant date of such Class B Units.

(e)Consequences of Forfeiture.  Subject to Section 3.2(d)(iv), upon the forfeiture of Class B Units, whether vested or unvested, on the termination of employment of a Service Member, such forfeited Class B Units shall be Transferred to the Managing Member.

Section 11.3Option of Service Members to Redeem Units.

(a)Scheduled Redemption Dates.  Except for Class B Units redeemed pursuant to Section 11.1 or forfeited pursuant to Section 11.2 or as otherwise determined by the Managing Member at the time Class B Units are granted, each Service Member shall be entitled to redeem the Service Member’s vested Class B Units, without payment by the Service Member, in three equal installments on the Redemption Dates applicable to an equal number of the Service Member’s Deferred Equity Units, upon written notice to the Company no later than December 1st of the year in which such Redemption Date is scheduled to occur, for a Class B Redemption Payment; provided that, except as otherwise determined by the Managing Member, no Class B Unit may be redeemed pursuant to this Section 11.3(a) prior to the Redemption Date in the second succeeding calendar year after such Class B Unit becomes vested.  A Service Member may specify that a Class B Redemption Payment be made with respect to any (or no) portion of such Service Member’s Class B Units eligible for redemption on a Redemption Date (any such Class B Units eligible for redemption but not redeemed, a “Retained Class B Unit”).

(b)Annual Right to Redemption.

(i)Class A Units.  Subject to Section 11.4, each Service Member shall have an annual right to redeem his or her Class A Units as provided in Section 7.3 of the Plan.

(ii)Class B Units.  Subject to Section 11.4, on each one-year anniversary of the first Redemption Date on which a Class B Unit is redeemable pursuant to Section 11.3(a), each Service Member shall be entitled to the redemption, upon written notice to the Company no later than December 1st of the year in which such anniversary date occurs, of all or any portion of such Service Member’s Retained Class B Units for a Class B Redemption Payment.  Notwithstanding the foregoing, a Participant’s right to redeem

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Class B Units pursuant to this Section 11.3(b)(ii) shall be limited to the maximum number of Class B Units that would have been redeemable from the Service Member if the Service Member were then employed by WMG or any of its Affiliates.

Section 11.4Mandatory Redemption.  In December of the Eighth Plan Year applicable to a Service Member’s Unit Allocation, (i) the Company shall redeem from such Service Member (other than an Affected Member whose Units are subject to Section 11.1 and Section 11.2) (x) each Class A Unit then outstanding for a cash payment equal to the then current Fair Market Value of one Fractional Company Share and (y) each Class B Unit then vested and outstanding that relates to such Unit Allocation for its Class B Redemption Payment and (ii) each unvested Class B Unit that relates to such Unit Allocation shall be forfeited, without any payment to its holder in respect thereof, and such forfeited Class B Units shall be Transferred to the Managing Member.

Section 11.5Redemption Mechanics.

(a)Class A Units.  The redemption of any Class A Unit held by a Service Member (including an Affected Member) shall be effected (at the option of the Managing Member) by (x) the Managing Member contributing cash to the Company to fund the redemption of such Class A Unit, the Managing Member receiving one Class A Unit in exchange for such cash contribution and the Company distributing such cash to such Service Member in redemption of such Class A Unit or (y) subject to Section 11.5(c), the Company distributing one WMG Fractional Share to such Service Member in redemption of such Class A Unit and WMG redeeming from such Service Member, and such Service Member selling to WMG, such WMG Fractional Share in exchange for cash, provided that, if permitted by Section 11.5(c), such redemption shall be effected in accordance with clause (y) of this Section 11.5(a) if the redemption price is determined pursuant to Section 11.1(b)(ii)(A).

(b)Class B Units.  The redemption of any Class B Unit held by a Service Member (including an Affected Member) shall be effected (at the option of the Managing Member) by (x) the Managing Member contributing cash to the Company in an amount equal to the Class B Redemption Payment for such Class B Unit and the Company distributing such cash to such Service Member in redemption of such Class B Unit or (y) subject to Section 11.5(c), the Company distributing a fractional share of WMG Common Stock with a Fair Market Value equal to the Class B Redemption Payment of such Class B Unit in redemption of such Class B Unit and WMG redeeming from such Service Member, and such Service Member selling to WMG, such fractional share of WMG Common Stock in exchange for cash in an amount equal to such Class B Redemption Payment.  Upon the redemption of a Class B Unit the number of Class A Units held by the Managing Member that are reclassified as Class C Units shall be reduced in accordance with Section 3.2(e).  In addition, upon the redemption of one or more Class B Units pursuant to clause (y) of this Section 11.5(b), the number of Class A Units held by the Managing Member shall be reduced by a number of Class A Units that then have a Fair

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Market Value equal to the aggregate Class B Redemption Payment of such redeemed Class B Units.

(c)Limitation on WMG Redemptions of WMG Fractional Shares.  If a redemption of WMG Fractional Shares by WMG pursuant to this Article XI (or the payment of a dividend by a subsidiary of WMG to fund such a redemption) would result in a violation of the terms or provisions of, or a default or an event of default under, any guaranty, financing or security agreement or document entered into by WMG or any of its subsidiaries from time to time or WMG’s certificate of incorporation or if WMG has no funds legally available to make such redemption in compliance with Delaware law, then WMG shall not be obligated to redeem such Fractional Company Shares and instead the Company shall redeem the applicable Class A Units or Class B Units for cash.

(d)Closing of Redemption.  The closing of any redemption of Class A Units, Class B Units or WMG Fractional Shares pursuant to this Article XI will be held at the offices of the Company on a date specified by the Managing Member.  Prior to any such closing, the Member shall execute and deliver to the Company or WMG, as applicable, such documents as the Company or WMG, as applicable, shall deem necessary to effect any redemptions pursuant to this Article XI.

Section 11.6Limitation on Distributions.  Notwithstanding anything to the contrary in this Agreement, a Service Member’s distribution rights with respect to Units redeemed pursuant to this Article XI (including pursuant to the Plan) are limited to the provisions of this Article XI (and the Plan) and following the redemption or forfeiture of a Service Member’s Units, such Service Member will have no additional rights to distributions with respect to such Units pursuant to the other provisions of this Agreement.

Section 11.7Effect on Status.  Any Service Member whose entire Interest is redeemed or forfeited will not, after such redemption or forfeiture, have any of the rights of a Member nor be considered a Member for any other purpose.

Section 11.8431 Election for Class A Units.  A Service Member who is a UK resident for the tax year in which he or she acquires Class A Units shall enter into an election under section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 in respect of the full amount of the Service Member’s Class A Units prior to the 14th day after the acquisition date of such Class A Units.  Notwithstanding anything to the contrary herein, if the Service Member shall fail to enter into such election within such time, the Company will have the option (but not the obligation) to redeem all or a portion of the Service Member’s Class A Units for an amount equal to the lesser of (A) the Service Member’s Capital Contributions in respect of such Class A Unit and (B) the Fair Market Value of one WMG Fractional Share on the redemption date of such Class A Unit.

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ARTICLE XII
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1Dissolving Events.  The Company shall be dissolved and its affairs wound up in the manner hereinafter provided upon the first to occur of the following:  (a) the written consent of the Managing Member, (b) the sale or other disposition of all or substantially all of the Company’s assets or (c) any other event which is specified in the Certificate or under applicable law as an event causing the dissolution of the Company of any event which under applicable law would cause the dissolution of the Company.

Notwithstanding the foregoing, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company under the Delaware Act shall not, in and of itself, cause the dissolution of the Company.  In such event, the remaining Member(s) shall continue the business of the Company without dissolution.

Section 12.2Dissolution and Winding-Up.  Upon the dissolution of the Company, the assets of the Company shall be liquidated or distributed under the direction of and to the extent determined by the Managing Member and the business of the Company shall be wound up.  Within a reasonable time after the effective date of dissolution of the Company, the Company’s assets shall be distributed in the following manner and order:

First, to creditors in satisfaction of indebtedness (other than any loans or advances that may have been made by any of the Members to the Company), whether by payment or the making of reasonable provision for payment, and the expenses of liquidation, whether by payment or the making of reasonable provision for payment, including the establishment of reasonable reserves (which may be funded by a liquidating trust) determined by the Managing Member or the liquidating trustee, as the case may be, to be reasonably necessary for the payment of the Company’s expenses, liabilities and other obligations (whether fixed, conditional, unmatured or contingent);

Second, to the payment of loans or advances that may have been made by any of the Members to the Company; and

Third, to the Members in accordance with Section 6.1, taking into account any amounts previously distributed under Section 6.1,

provided that no payment or distribution in any of the foregoing categories shall be made until all payments in each prior category shall have been made in full, and provided, further, that if the payments due to be made in any of the foregoing categories exceed the remaining assets available for such purpose, such payments shall be made to the Persons entitled to receive the same pro rata in accordance with the respective amounts due to them.

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Section 12.3Distributions in Cash or in Kind.  Upon the dissolution of the Company, the Managing Member shall use all commercially reasonable efforts to liquidate all of the Company’s assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 12.2, provided that if in the good faith judgment of the Managing Member, a Company asset should not be liquidated, the Managing Member shall cause the Company to allocate, on the basis of the then current Fair Market Value of any Company assets not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Members’ Capital Accounts as though the assets in question had been sold on the date of distribution and, after giving effect to any such adjustment, distribute such assets in accordance with Section 12.2 as if such Fair Market Value had been received in cash, subject to the priorities set forth in Section 12.2, and provided, further, that the Managing Member shall in good faith attempt to liquidate sufficient Company assets to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 12.2.

Section 12.4Termination.  The Company shall terminate when the winding up of the Company’s affairs has been completed, all of the assets of the Company have been distributed and the Certificate has been canceled, all in accordance with the Delaware Act.

Section 12.5Claims of the Members.  The Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member.

ARTICLE XIII
DEFINED TERMS

Section 13.1Definitions.

“Access” means AI Entertainment Holdings LLC and its Affiliates (other than the Company and WMG and its subsidiaries).

“Accounting Period” means the period commencing on the day after an Adjustment Date and end on the next Adjustment Date.

“Additional Member” has the meaning given in Section 3.4.

“Additional Unit Allocation” has the meaning given in the Plan.

“Adjustment Date” means the last day of each fiscal year of the Company or any other date determined by the Managing Member, in its sole discretion, as appropriate for an interim closing of the Company’s books.

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“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with, such Person, where “control” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract, or otherwise.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company, as this agreement may be amended, modified, supplemented or restated from time to time after the date hereof.

“Artist” means (A) any singer or musician or other person furnishing the services or works of an artist to WMG or its Affiliates pursuant to a Contract to which such singer, musician or other Person is required to provide exclusive services for the making or delivering of master Recordings to WMG or its Affiliates or (B) any writer, producer or other talent who has entered into a Contract with WMG or any of its Affiliates or who has otherwise provided services to WMG or any of its Affiliates, except, in the case of both clauses (A) and (B) above, any such Person who is required to provide services to any Person other than WMG or any of its Affiliates on an exclusive basis pursuant to a Contract that was not entered into in connection with any violation by the applicable Service Member of this Agreement or any other agreement between such Service Member and WMG or any of its Affiliates.

“Annual FCF Bonus” has the meaning given in the Plan.

“Benchmark Amount” means the amount set with respect to a Class B Unit pursuant to Section 3.2(d)(iii).

“Capital Account” has the meaning given in Section 5.1.

“Capital Contribution” means, for any Member, the total amount of cash and the Fair Market Value of any property contributed to the Company by such Member.

“Cause”, with respect a Service Member, means WMG or its Affiliate having “cause” to terminate such Service Member’s employment or service, as defined in any existing employment, consulting or any other agreement between the Service Member and WMG or its Affiliate with such a definition or, in the absence of such an employment, consulting or other agreement, upon (i) the Service Member having ceased to perform his or her material duties to the Company, WMG or any of its Affiliates (other than as a result of vacation, approved leave or his or her incapacity due to physical or mental illness or injury), which failure amounts to an extended neglect of such duties, (ii) the Service Member engaging in conduct that is demonstrably and materially injurious to WMG or any its Affiliates, (iii) the Service Member having been convicted of, or pled guilty or no contest to, any misdemeanor involving as a material element fraud, dishonesty or the sale or possession of illicit substances, or to a felony, (iv) the failure of the Service Member to follow the lawful instructions of WMG’s Board of Directors or his or her direct superiors to the extent such instructions have been communicated to

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him or her or (v) the Service Member having breached any material covenant contained in this Agreement or any employment letter or agreement between the Company or any of its Affiliates and the Service Member.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

“Change in Control” has the meaning given in the Plan.

“Class A Units” means the limited liability company interests of the Company designated as “Class A Units” and having the rights set forth in this Agreement.  Class A Units are identified as “Equity Units” under the Plan.

“Class B Redemption Payment” means, with respect to a Class B Unit, a cash payment, equal to the excess, if any, of (i) the Fair Market Value of one WMG Fractional Share on the applicable redemption date over (ii) the Benchmark Amount of such Class B Unit.  In addition, the aggregate Class B Redemption Payment to a Service Member (including an Affected Member) shall be reduced by the amount of any then outstanding Unrecovered Investment Credit of the Service Member, except to the extent the Managing Member determines otherwise, in its sole discretion.

“Class B Units” means the limited liability company interests of the Company designated as “Class B Units” and having the rights set forth in this Agreement.  Class B Units are identified as “Matching Equity Units” under the Plan.

“Class C Units” means the limited liability company interests of the Company designated as “Class C Units” and having the rights set forth in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” has the meaning given in the Plan.

“Confidential Information” has the meaning given in Section 3.6(d).

“Contract” means any contract, other agreement, commitment, binding arrangement, binding understanding or binding relationship (whether written or oral and whether express or implied).

“Covered Person” means the Managing Member, Access, any of their respective Affiliates, any officer, director, shareholder, partner, member, employee, representative or agent of the Managing Member, Access or any of their respective Affiliates, including any current or former director, officer, employee or agent of the Company or WMG or any of its Affiliates.

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“Deferral Account” has the meaning given in the Plan.

“Deferred Equity Unit” has the meaning given in the Plan.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time.

“Disability”, with respect to a Service Member, has the meaning given in the long-term disability plan of WMG or its Affiliate applicable to such Service Member.

“Dividend Proceeds” means cash dividends funded out of the Free Cash Flow generated by WMG and its subsidiaries paid to the Company with respect to shares of WMG Common Stock owned by the Company.

“Drag-Along Right” has the meaning given in Section 10.7(b).

“Effective Date” has the meaning given in the Plan.

“Eighth Plan Year” has the meaning given in the Plan.

“employment, ” the phrase “employment with WMG” and corollary terms used shall mean a Service Member’s employment with or service to WMG and its Affiliates that actually employ the Service Member or to which the Service Member provides services, whether as an employee, consultant, officer or otherwise.

“Estate Planning Vehicle” has the meaning given in Section 10.1(b).

“Exit Event” means a transaction or series of transactions (other than an initial public offering of WMG or any of its Affiliates) involving the sale, transfer or other disposition, directly or indirectly, by Access to one or more Third Parties of more than 50% of the outstanding shares of WMG Common Stock and its successors or involving the sale, transfer or other disposition of all or substantially all of the assets of WMG and its subsidiaries, taken as a whole, to one or more Third Parties (including, without limitation, a Change in Control); provided that, unless the Managing Member determines otherwise, in no event shall an Initial Public Offering or secondary public offering constitute an “Exit Event” for any purposes of this Agreement.

“Exit Proceeds” means the net proceeds realized by the Company from (i) an Exit Event, (ii) sale of WMG Fractional Shares underlying a Unit pursuant to a Tag-Along Right under Section 10.7(a), (iii) sale of WMG Fractional Shares underlying a Unit in or following an Initial Public Offering of WMG Common Stock or (iv) cash or other dividends or distributions paid on WMG Common Stock other than Dividend Proceeds, in each case, that are available for distribution (in cash or in kind) by the Company, as determined by the Managing Member.

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“Fair Market Value” means, with respect to shares of WMG Common Stock, as of any particular date of determination prior to an Initial Public Offering, the per share value on such date of a share of WMG Common Stock that would be paid by a willing buyer to an unaffiliated willing seller, without any discount for minority interest, lack of liquidity, transfer restrictions or forfeiture risks, as determined by a valuation of WMG Common Stock (taking into account the Fully-Diluted WMG Equity) that shall have been performed by a nationally recognized independent valuation firm or as otherwise determined in good faith by the Committee taking into account such factors as the Committee deems appropriate, including, but not limited to, the earnings and other financial and operating information of WMG in recent periods, the value of WMG’s tangible and intangible assets, the present value of anticipated future cash-flows of WMG, the history and management of WMG, the general condition of the securities markets and the market value of securities of companies engaged in businesses similar to those of WMG.  Following an Initial Public Offering, “Fair Market Value” of a share of WMG Common Stock shall mean, as of any particular date of determination, the mid-point between the high and the low trading prices for such date per share of WMG Common Stock as reported on the principal stock exchange on which the shares of WMG Common Stock are then listed.  “Fair Market Value” of any other property, as of any particular date of determination, shall mean the fair market value of such property, as determined in good faith by the Managing Member.

“Free Cash Flow” has the meaning given in the Plan.

“Fully-Diluted WMG Equity” has the meaning given in the Plan to the term “Fully-Diluted Company Equity.”

“Good Reason”, with respect to a Service Member, means the Service Member having “good reason” to terminate the Service Member’s employment or service, as defined in any existing employment, consulting or any other agreement between such Service Member and WMG or any of its Affiliates with such a definition or, in the absence of such an employment, consulting or other agreement, means (i) a material reduction in such Service Member’s annual salary or Annual FCF Bonus percentage allocation, (ii) a failure by WMG or any of its Affiliates to pay to such Service Member any annual salary which has become payable and due to him or her in accordance with the terms of any employment letter or agreement between WMG or any of its Affiliates and such Service Member, or (iii) a failure by the Company or WMG to pay to such Service Member any entitlement which has become payable and due to him or her in accordance with the terms of the Plan; provided that, within 30 days following any such reduction or failure, (A) such Service Member shall have delivered written notice to WMG of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to his or her right to terminate his or her employment for Good Reason, (B) such Service Member shall have provided WMG with 30 days after receipt of such notice to cure such circumstances and (C) failing a cure, such Service Member shall have terminated his or her employment within 30 days after the expiration of the 30-day period set forth in the preceding clause (B).

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“Initial Base Investment Price” shall mean $107.13.

“Initial Public Offering” means the first underwritten public offering of WMG Common Stock.

“Initial Unit Allocation” has the meaning given in the Plan.

“Interest” means the limited liability interest in the Company which represents the interest of each Member in and to the profits and losses of the Company, such Member’s right to receive distributions of the Company’s assets and such Member’s Units.

“Involuntary Transfer” has the meaning given in Section 10.4.

“Involuntary Transferee” has the meaning given in Section 10.4.

“Managing Member” has the meaning given in the recitals to this Agreement and its permitted successors and assigns.

“Maximum Unit Allocation” has the meaning given in the Plan.

“Member” has the meaning given in the recitals to this Agreement and includes any Person admitted as an additional or substitute Member of the Company pursuant to this Agreement.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

“Plan” means the Warner Music Group Corp. Senior Management Free Cash Flow Plan, as previously adopted by WMG and as amended, modified or supplemented from time to time in accordance with its terms.

“Redemption Date” has the meaning given in the Plan, and is subject to adjustment as provided in the Plan.

“Restricted Artist” means an Artist who is then-currently, either directly or through a furnishing entity, under contract to WMG or any of its Affiliates or who was, either directly or through a furnishing entity, under contract to WMG or any of its Affiliates in the prior one-year period.

“Restricted Employee” has the meaning given in Section 3.6(b)(i).

“Restricted Label” means a record label or imprint which is then-currently, either directly or through a furnishing entity, under Contract to WMG or any of its Affiliates or which was,

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either directly or through a furnishing entity, under contract to WMG or any of its Affiliates in the prior one-year period.

“Restricted Period” has the meaning given in Section 3.6(a).

“Retained Class B Unit” has the meaning given in Section 11.3(a).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Service Member” means each Member (other than the Managing Member and Access).

“Tag-Along Right” has the meaning given in Section 10.7(a).

“Tax Matters Partner” has the meaning given in Section 8.2(b).

“Termination Redemption Date” has the meaning given in Section 11.1(a).

“Third Party” means, in respect of any Transfer, one or more Persons, other than Access, the Company, WMG or any of its subsidiaries, any Member and (without giving effect to such Transfer or Exit Event) any of their respective Affiliates.

“Transfer” means to directly or indirectly transfer, sell, pledge, hypothecate or otherwise dispose of.

“Treasury Regulations” means the Regulations of the Treasury Department of the United States issued pursuant to the Code.

“Unit Allocation” has the meaning given in the Plan.

“Unit Certificate” means a non-negotiable certificate issued by the Company which evidences the ownership of one or more Units, includes a description as to the relevant class of Unit, is denominated in terms of the number and class of Units and is signed by the Managing Member.

“Units” means the limited liability company interests in the Company, including the Class A Units and the Class B Units.

“Unrecovered Investment Credit” has the meaning given in the Plan.

“WMG” means Warner Music Group Corp. and its successors and assigns.

“WMG Common Stock” means the common stock, par value $0.001 per share, of WMG.

“WMG Fractional Share” means one-ten-thousandth (1/10,000) of a share of WMG Common Stock.

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ARTICLE XIV
MISCELLANEOUS

Section 14.1No Conflict with the Plan.  Nothing contained in this Agreement is intended to conflict with the terms and conditions of the Plan and to the extent any such conflict exists, expressly or by implication, the terms and conditions of this Agreement shall control.

Section 14.2Amendments.  This Agreement may not be amended, modified or supplemented except by a written instrument signed by the Managing Member.  Notwithstanding the foregoing, no amendment, modification or supplement shall adversely affect either (i) a particular Service Member on a discriminatory basis compared with other holders of a similar class of Interest without such Service Member’s consent or (ii) holders of a particular class of Units without the consent of the holders of a majority in interest of such class.  The Company shall notify all Members after any such amendment, modification or supplement, other than any amendments to Schedule A, has taken effect.

Section 14.3Certain Tax Matters.  The Company shall not elect, and the Managing Member shall not permit the Company to elect, to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Treasury Regulations § 301.7701-3 or under any corresponding provision of state or local law.  The Company and the Managing Member shall not permit the registration or listing of interests in the Company on an “established securities market,” as such term is used in Treasury Regulations § 1.7704-1.

Section 14.4Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(a)If to the Company:

WMG Management Holdings, LLC
c/o Warner Music Group Corp.
75 Rockefeller Plaza
New York, NY 10019
Attention:  Paul M. Robinson, Esq.

With a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY  10022

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Attention:  Elizabeth Pagel Serebransky
      Meir D. Katz

(b)If to a Member, at the address set forth opposite such Member’s name on Schedule A, or at such other address as such Member may hereafter designate by written notice to the Company.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received by (i) if by personal delivery, on the day delivered, (ii) if by certified or registered mail, on the fifth business day after the mailing thereof, (iii) if by next-day or overnight mail or delivery, on the day delivered or (iv) if by fax, on the day delivered, provided that such delivery is confirmed.

Section 14.5Governing Law.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

Section 14.6Waiver of Jury Trial.  EACH MEMBER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.7Waiver of Partition.  Except as may otherwise be provided by law in connection with the winding-up, liquidation and dissolution of the Company, each Member hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Company’s property.

Section 14.8Severability.  If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever, so long as this Agreement, taken as a whole, still expresses the material intent of the parties hereto. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

Section 14.9Headings, etc.  The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

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Section 14.10Entire Agreement.  This Agreement constitutes the entire agreement among the Members with respect to the subject matter hereof, and supersedes any prior agreement or understanding among them with respect to such subject matter.

Section 14.11Counterparts.  This Agreement, may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

Section 14.12Further Actions.  Each Member shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Company in connection with the continuation of the Company and the achievement of its purposes, including, without limitation, (i) any documents that the Company deems necessary or appropriate to continue the Company as a limited liability company in all jurisdictions in which the Company or its Affiliates conduct or plan to conduct business and (ii) all such agreements, certificates, tax statements and other documents as may be required to be filed in respect of the Company.

Section 14.13Power of Attorney.  For the purposes of making and filing the filings, certificates, instruments and amendments listed below, each Member hereby constitutes and appoints the Managing Member as his or her true and lawful representative and attorney-in-fact in his or her name, place and stead to make, execute, acknowledge, record and file the following:

(a)any amendment to the Certificate which may be required by the laws of the State of Delaware because of:

(i)any duly made amendment to this Agreement; or

(ii)any change in the information contained in such Certificate or any amendment thereto;

(b)any other certificate or instrument which may be required to be filed by the Company under the laws of the State of Delaware or under the applicable laws of any other jurisdiction in which counsel to the Company determines that it is advisable to file;

(c)any certificate or other instrument which the Managing Member deems necessary or desirable to effect a termination and dissolution of the Company which is authorized under this Agreement;

(d)any amendments to this Agreement, duly adopted in accordance with the terms of this Agreement; and

(e)any other instruments that the Managing Member may deem necessary or desirable to carry out fully the provisions of this Agreement; provided, however, that any action

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taken pursuant to this power shall not, in any way, increase the liability of the Members beyond the liability expressly set forth in this Agreement.

Such attorney-in-fact is not by the provisions of this Section 14.13 granted any authority on behalf of the undersigned to amend this Agreement, except as provided for in this Agreement.  Such power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death or incapacity of the Member granting such power of attorney.

[signature page follows]

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IN WITNESS WHEREOF, the Managing Member has executed this Second Amended and Restated Limited Liability Company Agreement of WMG Management Holdings, LLC, as of the date first set forth above.

MANAGING MEMBER:

AI ENTERTAINMENT MANAGEMENT, LLC

By:	AI Entertainment Holdings, LLC, its managing member

By:	Access Industries Management, LLC, its managing member

By:	/s/ Lincoln Benet
Name: Lincoln Benet
Title: President

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